Exhibit 5.5

[LETTERHEAD OF MAPLES AND CALDER (HONG KONG) LLP]

Our ref	KKZ/763057-000001/15179059v2
Direct tel	+852 3690 7432
Email	karen.zhangpallaras@maplesandcalder.com

CNOOC Finance (2013) Limited

Ritter House, Wickhams Cay II

Road Town, Tortola

VG1110

British Virgin Islands

20 September 2019

Dear Sirs

CNOOC Finance (2013) Limited

We have acted as British Virgin Islands legal advisers to CNOOC Finance (2013) Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, dated 20 April 2018 as amended by the Post-Effective Amendment No. 1 dated 20 September 2019, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, in connection with the issuance and sale from time to time, in one or more series of debt securities of the Company (together, the “Securities”), which would be fully and unconditionally guaranteed by CNOOC Limited. The Securities are to be issued under an indenture entered into among the Company, CNOOC Limited and the Bank of New York Mellon as the trustee, initial paying agent and initial registrar on 9 May 2013 (the “Indenture”).

We are furnishing this opinion as Exhibits 5.5 and 23.11 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The Certificate of Incorporation of the Company dated 23 April 2013.

1.2	The Memorandum and Articles of Association of the Company as registered on 23 April 2013 (the “Memorandum and Articles of Association”).

1.3	The written resolutions of the sole director of the Company dated 9 September 2019 (the “Board Resolutions”).

1.4	A certificate from a Director of the Company addressed to this firm dated 9 September 2019, a copy of which is attached hereto (the “Director’s Certificate”).

1.5

A Certificate of Incumbency dated 21 August 2019, issued by Intertrust Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 3 September 2019 (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate, the Certificate of Good Standing and the Certificate of Incumbency. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3

The Securities are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.4

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities.

2.5	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.6

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Securities.

2.7	No monies paid to or for the account of any party under the Securities represent or will represent proceeds of criminal conduct (as defined under the Proceeds of Criminal Conduct Act, 1997).

2.8

There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2

The execution, issuance, delivery and performance of the Securities have been duly authorised by and on behalf of the Company, and when the Securities have been authenticated in the manner set forth in the Indenture relating to such issue of Securities, the Securities have been duly executed, issued and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.3

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Securities will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)

an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)

the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision of the Securities that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)

we reserve our opinion as to the enforceability of the relevant provisions of the Securities to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(m)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Securities.

4.3	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.4

A certificate, determination, calculation or designation of any party to the Securities as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.5

The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.6

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus supplement included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

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